Exhibit 99.2

May 18, 2021

The Board of Directors of

Save Foods, Inc.

Dear Board members,

Re: Resignation

As previously disclosed in the registration statement on Form S-1 (File No. 333- 254327) (the “Registration Statement”), filed by Save Foods, Inc. (the “Company”) with the Securities and Exchange Commission, please be advised that upon consumption of the initial public offering of the Company and after filing of the Company’s quarterly report for the first quarter of 2021, I will resign immediately from my position as a member of the Board of Directors and all committees thereof. My resignation is not a result of any disagreement with the Company or due to any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Vered Raz-Avayo
Vered Raz-Avayo